                         [WAXMAN INDUSTRIES, INC. LOGO]

                      PRESENTATION TO THE SPECIAL COMMITTEE
                            OF THE BOARD OF DIRECTORS

                                 JANUARY 9, 2004

                             Stout | Risius | Ross

                                TABLE OF CONTENTS

Section                                                                Page
-------                                                                ----
I.    Overview of the Engagement
        A.    Summary of the Proposed Reverse Stock Split............    1
        B.    Role of Stout Risius Ross, Inc.........................    1
        C.    Due Diligence..........................................    2

II.   Overview of Waxman
        A.    Business Description...................................    3
        B.    Financial Profile......................................    5
        C.    Stock Ownership........................................    6
        D.    Trading Profile........................................    7

III.  Valuation Methodology
        A.    Overview...............................................   10
        B.    Discounted Cash Flow Method............................   10
        C.    Guideline Company Method...............................   10
        D.    Transaction Method.....................................   11

IV.   Discounted Cash Flow Method
        A.    General Considerations.................................   12
        B.    Financial Projection Highlights........................   13
        C.    Discounted Cash Flow Analysis..........................   14
        D.    Sensitivity Analysis and Conclusion of TOV.............   17

V.   Guideline Company Method
        A.    General Considerations.................................   18
        B.    Guideline Company Market and Valuation Information.....   19
        C.    Guideline Company Selected Financial Information.......   20
        D.    Guideline Company Market Multiples.....................   23
        E.    Conclusion of TOV......................................   24

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

VI.  Transaction Method
        A.    General Considerations.................................   25
        B.    Summary of Transactions................................   26
        C.    Conclusion of TOV......................................   27

VII. Reconciliation and Conclusion of Value
        A.    Conclusion of Value....................................   28
        B.    Schedule of Nonoperating Assets........................   29
        C.    Implied Valuation Multiples............................   30
        D.    Implied Premiums.......................................   31

EXHIBITS

A. Historical and Adjusted Financial Statements

B. Descriptions of the Guideline Companies

C. Supplemental M&A Transaction Information

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

                                    SECTION I

                           OVERVIEW OF THE ENGAGEMENT

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

I.       OVERVIEW OF THE ENGAGEMENT

A.  SUMMARY OF THE PROPOSED REVERSE STOCK SPLIT

    - Waxman Industries, Inc. (hereinafter, "Waxman" or the "Company") is a micro-cap company whose Common stock is traded on the OTC Bulletin Board. The Company currently has approximately 1.0 million shares of Common stock and 214,000 shares of non-traded Class B Common stock issued and outstanding, which are owned by approximately 650 shareholders. As a result of the thinly traded nature of the Company's Common shares and the increasing financial burdens of remaining a public reporting company, Waxman's Board of Directors (the "Board") began to explore several options to take the Company private.

    - After careful consideration of the factors affecting each option (including that approximately 98% of the total shares outstanding are owned by approximately 20% of the shareholders), the Board determined that a reverse stock split would be the most effective means to reduce the Company's total number of shareholders of record to approximately 125, thereby allowing the Company to suspend its obligation to file periodic reports under the Securities Exchange Act of 1934.

    - Waxman expects to propose an amendment to its Certificate of Incorporation which, if approved by the shareholders, will effect a 1-for-100 reverse stock split (the "Reverse Stock Split" or the "Transaction") of the Company's Common stock and Class B Common stock, coupled with a cash payment (the "Consideration") in lieu of the issuance of any resulting fractional shares.

    - The Board of Directors of the Company has formed a special committee of the Board of Directors (the "Special Committee") to consider certain matters regarding the Reverse Stock Split, including the amount to be paid to shareholders in lieu of fractional shares.

B.  ROLE OF STOUT RISIUS ROSS, INC.

     - Stout Risius Ross, Inc. has been engaged to act as financial advisor to the Special Committee to provide a valuation (the "Valuation") of the Common stock and Class B Common stock of the Company and, if requested by the Special Committee, to provide an opinion (the "Opinion") with respect to the fairness, from a financial point of view, of the Consideration (as determined by the Board) to be paid by the Company to certain shareholders in lieu of fractional shares.

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

C.  DUE DILIGENCE

In connection with preparing the Valuation, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we relied on the following sources of information in performing our analysis:

    - Waxman's annual reports on Form 10-K for the five fiscal years ended June 30, 1999 through June 30, 2003, and Waxman's quarterly reports on Form 10-Q for the quarters ended September 30, 2002 and 2003;

    - Company-prepared internal financial statements for the five fiscal years ended June 30, 1999 through June 30, 2003, and for the quarters ended September 30, 2002 and 2003; and

    - Company-prepared financial projections for the fiscal years ending June 30, 2004 through June 30, 2006.

In addition, we employed the following procedures in performing our analysis:

    - Interviews of certain members of senior management of the Company, including Mark W. Wester, Chief Financial Officer; Patrick Ferrante, Vice President of Operations; and Michael A. Pendry, Vice President of Finance, to discuss the Company's history, operations, financial condition, industry, and future prospects;

    -    A visit to the Company's headquarters in Bedford Heights, Ohio;

    - A review of the historical market prices and trading volume of the Company's publicly-traded common stock, an analysis of the stockholder profile of the Company and the number of stockholders, and a review of publicly available news articles and press releases relating to the Company;

    - A review of publicly available financial data of certain publicly-traded companies that we deem comparable to Waxman;

    - A review of publicly available financial data of certain merger and acquisition transactions involving companies that we deem comparable to Waxman; and

    - Such other studies, analyses, and inquiries as we have deemed appropriate.

                                   SECTION II

                               OVERVIEW OF WAXMAN

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

II.      OVERVIEW OF WAXMAN

A.  BUSINESS DESCRIPTION

    - Waxman is a supplier of specialty plumbing, floor and surface protection, and other hardware products to the repair and remodeling market in the United States. The Company also distributes its products to non-U.S. countries through its operations based in Asia, primarily to wholesale distributors, industrial, and O.E.M. customers. The Company distributes its products to approximately 700 customers, including a wide variety of national and regional retailers, independent retail customers, and wholesalers. The Company's sales are classified into two segments: 1) retail sales, which are made to the Company's base of retail store customers; and 2) industrial sales, which are made to industrial supply distributors, O.E.M.'s, and other wholesale trade businesses.

    - The Company conducts its business primarily through its wholly-owned subsidiaries, Waxman Consumer Products Group Inc. ("Consumer Products"), WAMI Sales, Inc. ("WAMI Sales"), and TWI International, Inc. ("TWI"). Consumer Products is a supplier of specialty plumbing, floor and surface protection, and other hardware products to a wide variety of large retailers. WAMI Sales distributes galvanized, black, chrome, and brass pipe nipples and fittings to industrial and wholesale distributors. TWI, which includes TWI International Taiwan, Inc. and CWI International China, Ltd., manufactures, packages, sources, and assembles products purchased by Consumer Products and non-affiliated businesses.

    - Consumer Products actively markets and distributes approximately 3,000 products to a wide variety of retailers, primarily do-it-yourself ("D-I-Y") warehouse home centers, home improvement centers, and mass merchandisers. The Company's customers include large national retailers such as Wal-Mart, Kmart, Lowe's, and Sears, as well as several regional D-I-Y retailers such as Meijers, Fred Meyers, and Menards.

    - Consumer Products' plumbing repair products include toilet repair, sink and faucet repair, water supply repair, drain repair, shower and bath repair, hose and pipe repair, and connection repair products sold under the proprietary trade names Plumbcraft(R) and PlumbKing(TM). The Company also offers proprietary lines of faucets under the trade name AquaLife(R) and a line of shower and bath accessories under the trade name Spray Sensations(R). In addition, Consumer Products offers certain of its customers the option of private-label programs.

    - Consumer Products' floor and surface protective hardware products include casters, doorstops, and other floor, furniture, felt, and rubber surface protective and wall protective items. The Company markets a complete line of floor and surface protective hardware products under the proprietary trade name SoftTouch(TM) and also under private labels.

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

    - WAMI Sales distributes pipe nipples, fittings and other products to industrial supply and wholesale operations throughout the United States and, to a lesser extent, Canada. It distributes approximately 2,000 products to approximately 560 customers through its own sales force and through outside sales representative organizations.

    - The Company conducts its foreign operations through TWI in Taiwan and China. TWI was initially intended to support Consumer Products and other affiliated companies, but has developed its own base of non-affiliated customers that now represents approximately 40% of the Company's consolidated net sales.

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

B.  FINANCIAL PROFILE

    - Reported sales declined from a high of $96.6 million in fiscal 1999 to $67.1 million in fiscal 2003 (see Exhibit A), primarily due to the sale of several of the Company's non-core business units. Sales from continuing operations decreased from $74.5 million to $67.1 million from 1999 to 2003.

    - Waxman's reported gross profit margin increased from 28.3% in 1999 to 33.4% in 2003. The gross margin of the Company's continuing operations followed a similar trend, increasing from 29.0% in 1999 to 33.4% in 2003.

    - Adjusted earnings before interest, taxes, depreciation, and amortization ("EBITDA") increased from negative $1.8 million in 1999 to $2.9 million in 2002, before decreasing to $2.0 million in 2003. Waxman's performance in the latest twelve-month ("LTM") period ended September 30, 2003 was similar to its fiscal 2003 results, with net sales of $66.5 million, a gross profit margin of 34.3%, and adjusted EBITDA of $2.0 million.


                 SUMMARY OF HISTORICAL FINANCIAL PERFORMANCE (1)
                                ($S IN THOUSANDS)

                                      FOR THE FISCAL YEAR ENDED
                     -----------------------------------------------------------        LTM
                                                                                       ENDED
                     6/30/1999    6/30/2000    6/30/2001   6/30/2002   6/30/2003     9/30/2003
                     ---------    ---------    ---------   ---------   ---------     ---------
Net Sales            $  96,616    $  80,710    $  71,370   $  70,425   $  67,142     $  66,460

Gross Profit            27,352       21,451       21,480      23,172      22,453        22,819
  Gross Profit %          28.3%        26.6%        30.1%       32.9%       33.4%         34.3%

Adjusted EBITDA         (1,769)      (2,883)       1,917       2,889       2,034         2,046
  Adjusted EBITDA %       -1.8%        -3.6%         2.7%        4.1%        3.0%          3.1%

(1) The financial information presented herein has been adjusted for certain nonrecurring and nonoperating income and expense items. See Exhibit A for a full disclosure of the adjustments.

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

C.  STOCK OWNERSHIP

    - Waxman has two classes of stock outstanding, Common stock, which is traded on the OTC Bulletin Board, and Class B Common stock, which is not publicly traded. Class B Common stockholders are entitled to 10 votes per share, as opposed to one vote per share for Common stockholders. Together, Melvin, Armond, and Laurence Waxman control 66.8% of the aggregate voting power of the Company. The Company's largest outside shareholder is Larry Callahan, with 8.0% of the aggregate voting power. Ownership of the remaining 25.2% of the aggregate voting power is widely dispersed, with no one owner controlling more than 5%. Furthermore, institutional ownership is low.

                                            NUMBER OF SHARES
                                          BENEFICIALLY OWNED (1)                 PERCENT OWNERSHIP
                                       -----------------------------       -----------------------------
                                                           CLASS B                             CLASS B     % OF AGGREGATE
                                       COMMON STOCK     COMMON STOCK       COMMON STOCK     COMMON STOCK   VOTING POWER (1)
                                       ------------     ------------       ------------     ------------   ----------------
INSIDERS
     Melvin Waxman                         40,430           101,194             4.0%            47.2%          34.5%
     Armond Waxman                         73,089            77,029             7.3%            36.0%          28.0%
     Laurence Waxman                       52,628             5,526             5.2%             2.6%           4.3%
     John Peters                              505                 0             0.1%             0.0%           0.0%
     Irving Friedman                          500                 0             0.0%             0.0%           0.0%
     Judy Robins                            7,975             7,525             0.8%             3.5%           2.7%
     Todd Waxman                            6,591             2,160             0.7%             1.0%           1.0%
     Mark Wester                              574                 0             0.1%             0.0%           0.0%
     Patrick Ferrante                         890                 0             0.1%             0.0%           0.0%

5% BENEFICIAL OWNERS
     Larry Callahan                       252,265                 0            25.1%             0.0%           8.0%
     Credit Suisse First Boston            55,000                 0             5.5%             0.0%           1.7%

INSTITUTIONAL INVESTORS
     JMG Capital Management LLC            10,000                 0             1.0%             0.0%           0.0%
     Barclays Global Investors Intl.        1,900                 0             0.2%             0.0%           0.0%

OTHER STOCKHOLDERS                        501,643            20,755            50.0%             9.7%          19.8%
                                        ---------           -------           -----            -----          -----
TOTAL SHARES OUTSTANDING (2)            1,003,990           214,189           100.0%           100.0%         100.0%

Footnotes
---------------------
(1) Source: Waxman's Form 10-K/A for the fiscal year ended June 30, 2003 and Capital IQ.

(2) Reflects total shares outstanding as of October 27, 2003 per Waxman's Form 10-Q for the quarter ended September 30, 2003. Common stock totals do not include options.

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

D.  TRADING PROFILE

    - Waxman shares are thinly traded and are held by approximately 650 stockholders. Total trading volume of the Common stock during the most recent 52-week period represented approximately 50% of the total publicly traded shares, and daily trading volume averages less than 0.2% of total publicly traded shares.

    - Waxman shares are not covered by Wall Street analysts and therefore have little public following.

    - Share price performance has generally outperformed that of the S&P 500 during the last three years, and has ranged from a low closing price of $1.50 per share in third quarter of fiscal 2001 to a high closing price of $7.25 per share in October 2003. The intra-day high price during this period was $7.50 in October 2003.

                   ONE-YEAR AND THREE-YEAR DAILY STOCK PRICE AND TRADING VOLUME (1)
---------------------------------------------------------------------------------------------------------
            CLOSE FROM 1/7/03 TO 1/6/04                              CLOSE FROM 1/8/01 TO 1/6/04
---------------------------------------------------        ----------------------------------------------
High Closing Price                         $   7.25        High Closing Price                    $   7.25
Low Closing Price                          $   3.00        Low Closing Price                     $   1.50
Average Closing Price                      $   4.47        Average Closing Price                 $   3.78
Median Closing Price                       $   4.11        Median Closing Price                  $   3.95
Total Volume                                311,494        Average Annual Volume                  476,281
Average Daily Volume                          1,236        Average Daily Volume                     1,902
Approximate Float                           620,000
Total Volume as a % of Float                   50.2%
Average Daily Volume as a % of Float            0.2%

(1) Source: Capital IQ and Yahoo Finance

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

[GRAPH OMITTED]

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

[GRAPH OMITTED]

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

                                   SECTION III

                              VALUATION METHODOLOGY

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

III.     VALUATION METHODOLOGY

A. OVERVIEW

Current valuation theory includes consideration of three primary valuation approaches, including an income approach, a market approach, and an asset approach. We utilized the income approach (the Discounted Cash Flow Method) and the market approach (the Guideline Company Method and the Transaction Method) to estimate Waxman's Total Operating Value ("TOV"). Brief descriptions of these methods are presented below.

Earnings, which are the predominant source of all value, are emphasized in the Discounted Cash Flow Method, the Guideline Company Method, and the Transaction Method. In addition, these methods utilize market data in the derivation of a value estimate and are forward-looking in nature. The Discounted Cash Flow Method utilizes a market-derived rate of return to discount anticipated performance, while the Guideline Company Method and the Transaction Method incorporate multiples that are based on the market's assessment of future performance.

B. DISCOUNTED CASH FLOW METHOD

The Discounted Cash Flow Method, as presented in Section IV, is a valuation technique in which the value of the Company is estimated based on the present value of its expected future economic benefits. The level of benefit we choose to utilize is distributable cash flow. Distributable cash flow is a preferred measure of the Company's earning and dividend-paying capacity because it represents the earnings available for distribution to investors after considering the reinvestment required for the Company's future growth. Distributable cash flow is the amount that could be paid to the owners of Waxman without impairing its operations.

To perform a Discounted Cash Flow analysis, the available cash flow that Waxman can generate is projected into the future. These future cash flows are comprised of two components: the cash flows in the discrete projection period and the cash flows expected to be generated from the end of the discrete projection period into perpetuity (also referred to as the residual cash flow). The projected cash flows are then discounted to their present value at a rate of return commensurate with the risk involved in realizing those cash flows.

C. GUIDELINE COMPANY METHOD

The Guideline Company Method, as presented in Section V, is a valuation technique whereby the value of the Company is estimated by comparing it to similar public companies. The first step in employing the Guideline Company Method is to seek and identify potential guideline companies. Several basic criteria should be considered in selecting a guideline company. These criteria include:

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

1) the company must be publicly traded; 2) the company must be financially solvent; and 3) it must have a threshold trading price to support that it is not traded at a speculative price. Once these criteria are met, companies in the same or a similar line of business as Waxman are considered. Ideal guideline companies compete in the same industry as the company being valued; however, exact comparability is not required. If there is insufficient market evidence available in the same industry, it may be necessary to consider companies with an underlying similarity of relevant investment characteristics, such as markets, products, growth, cyclical variability, or other salient factors.

Once guideline companies are selected, capitalization multiples are developed by dividing the companies' TOV by appropriate measures of operating results such as sales, earnings before interest and taxes ("EBIT"), and EBITDA. After analyzing the risk and return characteristics of the guideline companies relative to Waxman, appropriate multiples are selected and are applied to the operating results of the Company to estimate its TOV.

D. TRANSACTION METHOD

The primary focus of the Transaction Method, as presented in Section VI, is to examine the terms, prices, and conditions found in merger and acquisition transactions involving companies in Waxman's industry or a similar industry. As with the Guideline Company Method, exact comparability of the acquired companies is not required. Rather, we look to companies having roughly similar financial and risk profiles (e.g., similar products, markets, business models, etc.). After the relevant transactions are identified, transaction multiples (e.g., enterprise value to EBITDA) are derived and are applied to the corresponding operating results of Waxman to estimate the Company's implied TOV.

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

                                   SECTION IV

                           DISCOUNTED CASH FLOW METHOD

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

IV.     DISCOUNTED CASH FLOW METHOD

A. GENERAL CONSIDERATIONS

    - The Company's sales and operating profits are tied to the fortunes of the building products (retail home improvement) and industrial supply industries, which in turn are highly correlated with domestic and international economic conditions.

    - The Company has a high concentration of business with several customers. In fiscal 2003, two of Consumer Products' largest customers comprised more than 50% of that group's net sales. As such, the consolidation and/or financial failure of larger retail customers represents a significant ongoing risk to the Company.

    - The Company's reported sales have trended downward in recent years as a result of a number of factors, including the divestiture of certain non-core businesses and the partial loss of sales to Kmart, one of the Company's largest retail customers. Moreover, industrial sales declined significantly in the first quarter of fiscal 2004 due to a significant decrease in the Company's sales to Barnett. The decrease in sales to these large customers has been partially offset, however, by increases in sales to other retail customers and the ongoing expansion of the Company's industrial sales program. Despite these increases, net sales from continuing operations declined at a negative 2.6% compound annual growth rate from fiscal 1999 to fiscal 2003.

    - Gross profit margins have continued to improve in recent years due to a favorable mix of products, with a higher percentage of sales consisting of certain specialty products with higher margins.

    - Selling, general and administrative ("S,G&A") expenses decreased from $31.7 million in fiscal 1999 to $21.6 million in fiscal 2002 due to the divestiture of non-core business units and efforts by the Company to reduce its cost structure, where possible, to align with its anticipated revenue base. However, S,G&A expenses have increased to $22.3 million in the LTM period ended September 30, 2003 in part due to the effort to expand the industrial sales program.

    - The Company's future performance will be dependent upon its ability to expand into new markets, attract new customers, develop new products, streamline its operations, reduce expenses, and improve margins. Potential risks and impediments to future growth include the greater resources of certain competing suppliers; pricing pressure from retailers and other customers; the continued ability to source products from Asia and other low-cost markets; and the ability to replace declining sales to certain large customers (e.g., Barnett and Kmart).

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

B. FINANCIAL PROJECTION HIGHLIGHTS

    - The following projections reflect the Company's 3-year budget prepared by management:

            - Sales are projected to increase at a 5.3% compound annual growth rate from $67.1 million in fiscal 2003 to $78.3 million in fiscal 2006.

            - The gross profit margin, which was 34.3% in the LTM period ended September 30, 2003, is projected to remain constant at 34.4% in 2004 through 2006.

            - S,G&A expenses are projected to increase at a 2.9% compound annual growth rate from $22.0 million in fiscal 2003 to $23.9 million in fiscal 2006. As a result of slower expected growth in S,G&A expenses relative to the expected growth in sales, Waxman's operating margin is projected to increase from 0.7% in 2003 to 3.9% in 2006.

            - As a result of the projected sales growth and improvement in operating margins, Waxman's EBITDA is projected to increase from $2.0 million, or 3.0% of sales, in fiscal 2003 to $4.4 million, or 5.6% of sales, in fiscal 2006.

            - Net working capital is projected to decrease from 20.9% of net sales in 2003 to 18.7% of net sales in 2004 to 16.8% of net sales in 2006. The decrease is primarily due to a projected decrease in days in accounts receivable and a projected increase in inventory turns.

    - Based on market rates of return for comparable companies in this industry, Waxman's relative size, and certain risk attributes specific to Waxman (such as the high concentration of business with several large customers and the high perceived risk of management's projections), Stout Risius Ross utilized a discount rate of 20% to adjust the projected cash flows to their present value equivalent.

    - In the residual period, Stout Risius Ross utilized a long-term growth rate of 4% to capitalize the projected cash flows, based on the Company's historical growth, projected growth, and retail home improvement market growth estimates provided by the Home Improvement Research Institute.

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

C. DISCOUNTED CASH FLOW ANALYSIS
   ($s in Thousands)

                                                                    For the Year Ending
                                                             ---------------------------------
                                                             6/30/2004   6/30/2005   6/30/2006
                                                               Year 1     Year 2      Year 3
                                                             ---------   ---------   ---------
 1 Net sales                                                 $  69,195   $  73,712   $  78,304
 2 Cost of sales                                                45,386      48,320      51,333
                                                             ---------   ---------   ---------
 3 Gross profit                                                 23,809      25,392      26,971

 4 Selling, general and administrative expenses                 22,336      23,163      23,923
                                                             ---------   ---------   ---------
 5 Operating income                                              1,473       2,229       3,048

 6 Interest expense                                                  0           0           0
 7 Other income (loss)                                               0           0           0
                                                             ---------   ---------   ---------
 8 Income before income taxes                                    1,473       2,229       3,048

 9 Provision for income taxes                         25.0%        368         557         762
                                                             ---------   ---------   ---------
10 Debt-free net income                                          1,105       1,672       2,286

   Adjustments:
11   Plus: depreciation                                          1,453       1,372       1,344
12   Less: capital expenditures                                 (1,081)     (1,890)     (1,490)
13   Plus (less): change in working capital                      1,121         (73)       (149)
                                                             ---------   ---------   ---------
14     Distributable cash flow                                   2,598       1,081       1,991

15 Present value factor                               20.0%     0.9129      0.7607      0.6339
                                                             ---------   ---------   ---------

16 Present value of distributable cash flow                  $   2,371   $     822   $   1,262
                                                             ---------   ---------   ---------
17 Total present value of cash flows (years 1 to 3)              4,456

27 Present value of residual cash flow                           8,204
                                                             ---------
28   Total operating value                                      12,660

29 ROUNDED                                                   $  12,700
                                                             =========

30 EBIT                                                      $   1,473   $   2,229   $   3,048

31 EBITDA                                                        2,926       3,601       4,392

Year 3 cash flow                $   1,991  18

Times: long-term growth rate          4.0% 19
                                ---------
Residual cash flow                  2,071  20
Residual capitalization rate:
  Discount rate                      20.0% 21
  Less: long-term growth rate        -4.0% 22
                                ---------
    Capitalization rate              16.0% 23

Residual cash flow value           12,942  24

Present value factor               0.6339  25
                                ---------
Present value of residual cash
  flow                          $   8,204  26
                                ---------


[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

Common Size Discounted Cash Flows
(As a % of Net Sales)

                                                                  For the Year Ending
                                                          -----------------------------------
                                                          6/30/2004    6/30/2005    6/30/2006
                                                            Year 1       Year 2       Year 3
                                                          ---------    ---------    ---------
1   Net sales                                                 100.0%       100.0%       100.0%
2   Cost of sales                                              65.6%        65.6%        65.6%
                                                          ---------    ---------    ---------
3   Gross profit                                               34.4%        34.4%        34.4%
4   Selling, general and administrative expenses               32.3%        31.4%        30.6%
                                                          ---------    ---------    ---------
5   Operating income                                            2.1%         3.0%         3.9%
6   Interest expense                                            0.0%         0.0%         0.0%
7   Other income (loss)                                         0.0%         0.0%         0.0%
                                                          ---------    ---------    ---------
8   Income before income taxes                                  2.1%         3.0%         3.9%
9   Provision for income taxes                                  0.5%         0.8%         1.0%
                                                          ---------    ---------    ---------
10  Debt-free net income                                        1.6%         2.3%         2.9%

    Adjustments:
11    Plus:  depreciation                                       2.1%         1.9%         1.7%
12    Less:  capital expenditures                              -1.6%        -2.6%        -1.9%
13    Plus (less):  change in working capital                   1.6%        -0.1%        -0.2%
                                                          ---------    ---------    ---------
14      Distributable cash flow                                 3.8%         1.5%         2.5%
15  EBIT                                                        2.1%         3.0%         3.9%
16  EBITDA                                                      4.2%         4.9%         5.6%

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

Risk Profile of Management's Projections
($s in Thousands)

                                         Historical Performance           Projected Performance
                                         ----------------------    -----------------------------------
           Financial Metric              6/30/2002    6/30/2003    6/30/2004    6/30/2005    6/30/2006
-------------------------------------    ---------    ---------    ---------    ---------    ---------
Net Sales                                $  70,425    $  67,142    $  69,195    $  73,712    $  78,304
 % Growth                                     -1.3%        -4.7%         3.1%         6.5%         6.2%
Gross Margin                                  32.9%        33.4%        34.4%        34.4%        34.4%
Adjusted Operating Margin                      2.2%         0.7%         2.1%         3.0%         3.9%
EBITDA Margin                                  4.1%         3.0%         4.2%         4.9%         5.6%
Days in Accounts Receivable                   59.8         65.9         55.7         53.1         50.7
Inventory Turns                                4.5          4.4          4.4          4.7          4.8
Working Capital (as a % of net sales)         18.7%        20.9%        18.7%        17.6%        16.8%

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

D. SENSITIVITY ANALYSIS AND CONCLUSION OF TOV
   ($s in Thousands)

                                       LONG-TERM GROWTH RATE
                      --------------------------------------------------------
                        2.0%        3.0%        4.0%        5.0%        6.0%
                      --------    --------    --------    --------    --------
              17.0%   $ 13,700    $ 14,500    $ 15,400    $ 16,400    $ 17,600
              18.0%     12,900      13,600      14,300      15,200      16,200
DISCOUNT      19.0%     12,200      12,800      13,400      14,200      15,000
  RATE        20.0%     11,600      12,100      12,700      13,300      14,000
              21.0%     11,000      11,500      12,000      12,500      13,100
              22.0%     10,500      10,900      11,400      11,800      12,400
              23.0%     10,100      10,400      10,800      11,200      11,700

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

                                    SECTION V

                            GUIDELINE COMPANY METHOD

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

V.      GUIDELINE COMPANY METHOD

A. GENERAL CONSIDERATIONS

    - Stout Risius Ross undertook an extensive review of publicly available information and held discussions with management in order to identify comparable public companies. Waxman's primary competitors include small, privately-held companies and divisions of large, multi-national conglomerates. As such, we find no public companies directly comparable to Waxman in terms of size, products, and markets served. In the absence of directly comparable public companies, we searched Capital IQ for companies operating primarily in the building supply (retail home improvement) and industrial supply (plumbing and other hardware products) industries.

    - Based on this search, we identified eight publicly-traded companies that we feel are sufficiently comparable to Waxman to warrant inclusion in our analysis (see Exhibit B for descriptions of the guideline companies). The selected companies include:

            -   The Black & Decker Corp.
            -   Fortune Brands Inc.
            -   Hughes Supply Inc.
            -   Masco Corp.
            -   Noland Co.
            -   QEP Co. Inc.
            -   The Stanley Works
            -   Water Pik Technologies Inc.

    - To arrive at concluded multiples, we considered differences between the risk and return characteristics of Waxman and the guideline companies. Characteristics studied include size, growth, cost structures, profitability, return on investment, liquidity, and leverage. In general, Waxman is smaller and less diversified than the guideline companies. In addition, the Company has historically demonstrated lower growth in sales and earnings and inferior profit margins.

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

B. GUIDELINE COMPANY MARKET AND VALUATION INFORMATION
   ($s in Thousands - Except Stock Prices)


                                           The Black &     Fortune    Hughes Supply
                                           Decker Corp.  Brands Inc.      Inc.        Masco Corp.   Noland Co.
                                           -----------   ----------   -------------   ----------   ----------
GENERAL INFORMATION
  Ticker Symbol                                BDK           FO             HUG           MAS         NOLD
  Stock Exchange                              NYSE          NYSE           NYSE          NYSE         NASD
  Fiscal Year End                          12/31/2002    12/31/2002      1/31/2003    12/31/2002   12/31/2002
  Latest Financial Information             9/28/2003     9/30/2003      10/31/2003     9/30/2003    9/30/2003

MARKET VALUATION INFORMATION
  52-Week Range
    High                                   $     51.30   $    71.90   $       51.60   $    28.40   $    49.70
    Low                                          33.20        40.60           19.80        16.60        29.70

  Closing Common Stock Price (1/6/04)      $     51.30   $    69.70   $       49.50   $    26.90   $    39.20
  Multiplied by: Shares Outstanding               77.7        145.9            22.9        464.5          3.0
                                           -----------   ----------   -------------   ----------   ----------
  Market Value of Equity                       3,986.0     10,169.2         1,133.6     12,495.1        117.6
  Plus: Total Debt                               932.9      1,248.9           417.0      4,336.3         40.0
  Plus: Preferred Stock                            0.0          7.6             0.0          0.0          0.0
  Plus: Minority Interest in Subsidiaries          0.0        368.4             0.0          0.0          0.0
  Less: Cash and Short-Term Investments         (201.9)      (161.7)           (2.0)      (907.7)        (4.0)
                                           -----------   ----------   -------------   ----------   ----------
Total Operating Value ("TOV")              $   4,717.0   $ 11,632.4   $     1,548.6   $ 15,923.7   $    153.6
                                           ===========   ==========   =============   ==========   ==========

                                                                         Water Pik
                                                         The Stanley   Technologies
                                           QEP Co. Inc.     Works           Inc.
                                           -----------   -----------   -------------
GENERAL INFORMATION
  Ticker Symbol                                QEPC          SWK             PIK
  Stock Exchange                               NASD          NYSE            NYSE
  Fiscal Year End                           2/28/2003     12/28/2002     12/31/2002
  Latest Financial Information              8/31/2003     9/27/2003       9/30/2003

MARKET VALUATION INFORMATION
  52-Week Range
    High                                   $     12.40   $     38.20   $      13.40
    Low                                           4.80         20.80           6.20

  Closing Common Stock Price (1/6/04)      $     12.40   $     38.10   $      12.10
  Multiplied by: Shares Outstanding                3.4          81.1           12.5
                                           -----------   -----------   ------------
  Market Value of Equity                          42.2       3,089.9          151.3
  Plus: Total Debt                                26.3         826.4           30.3
  Plus: Preferred Stock                            0.3           0.0            0.0
  Plus: Minority Interest in Subsidiaries          0.0           0.0            0.0
  Less: Cash and Short-Term Investments           (1.2)       (169.6)          (3.9)
                                           -----------   -----------   ------------
Total Operating Value ("TOV")              $      67.6   $   3,746.7   $      177.7
                                           ===========   ===========   ============
Source: Capital IQ

Source: Capital IQ

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

C. GUIDELINE COMPANY SELECTED FINANCIAL INFORMATION
   Size, Growth, and Profitability Parameters (1)


                           The Black &      Fortune       Hughes
                           Decker Corp.   Brands Inc.   Supply Inc.   Masco Corp.   Noland Co.
                           ------------   -----------   -----------   -----------   ----------
SIZE ($ MILLIONS)
  Sales                    $    4,463.5    $  5,683.3    $  3,155.0    $ 10,895.1    $   474.0
  Assets                        3,949.7       6,244.4       1,541.4      12,200.6        261.0
  EBITDA                          582.4       1,113.4         133.8       1,707.9         17.0
  Total Operating Value         4,592.7      11,836.7       1,582.9      16,341.7        150.3
GROWTH
  Sales 5-year CAGR                -0.9%          2.6%          4.9%         15.6%         1.3%
  Sales LFY Growth Rate             3.5%          3.2%          0.9%         13.7%         2.3%
  EBITDA 5-year CAGR               -3.7%          4.9%         -0.2%         13.3%         6.9%
  EBITDA LFY Growth Rate            8.2%         13.3%          5.8%         28.5%        13.3%
PROFITABILITY
  Gross Profit Margin              35.8%         43.3%         22.6%         30.5%        21.9%
  EBITDA Margin                    13.0%         19.6%          4.2%         15.7%         3.6%
  EBIT Margin                      10.0%         16.3%          3.6%         13.7%         1.9%
  Net Profit Margin                 5.9%          9.9%          1.7%          7.5%         1.2%
  Return on Assets                  6.7%          9.0%          3.4%          6.7%         2.2%
  Return on Equity                 38.3%         22.4%          7.8%         15.0%         3.8%

                                                                               Waxman
                                          The Stanley        Water Pik       Industries
                           QEP Co. Inc.      Works       Technologies Inc.       Inc.
                           ------------   ------------   -----------------   -----------
SIZE ($ MILLIONS)
  Sales                     $     133.9    $   2,743.3    $          292.6    $     66.5
  Assets                           68.9        2,470.1               185.6          39.6
  EBITDA                           10.7          394.0                25.4           2.0
  Total Operating Value            62.8        3,714.3               186.4           n/a
GROWTH
  Sales 5-year CAGR                 7.2%          -1.3%                4.0%         -8.7%
  Sales LFY Growth Rate            17.9%          -0.5%                0.0%         -4.7%
  EBITDA 5-year CAGR                9.5%           3.2%                2.6%          n/a
  EBITDA LFY Growth Rate           21.8%         -11.5%              -13.2%        -29.6%
PROFITABILITY
  Gross Profit Margin              34.6%          32.2%               30.1%         34.3%
  EBITDA Margin                     8.0%          14.4%                8.7%          3.1%
  EBIT Margin                       6.0%          11.1%                5.3%          0.7%
  Net Profit Margin                 3.0%           6.5%                3.0%          n/a
  Return on Assets                  5.8%           7.3%                4.7%          n/a
  Return on Equity                 14.8%          22.2%                8.5%          n/a

(1) All dollars and profit margins represent the latest financial information available; all growth calculations are based on each company's latest fiscal year results. All of Waxman's figures reflect the Company's adjusted financial statements.

Source: Capital IQ

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

Balance Sheet Ratios (1)


                                The Black &      Fortune        Hughes
                                Decker Corp.   Brands Inc.   Supply Inc.   Masco Corp.   Noland Co.
                                ------------   -----------   -----------   -----------   ----------
ACTIVITY
  Inventory Turnover                     3.7           3.7           5.7           7.4          6.2
  Asset Turnover                         1.1           0.9           2.0           0.9          1.8
LIQUIDITY AND WORKING CAPITAL
  Current Ratio                          1.7           1.3           2.2           1.7          1.9
  Net Working Capital / Sales           14.8%         12.7%         19.2%         12.1%        14.3%
  Days in Accounts Receivable           70.0          60.5          57.5          61.3         43.1
  + Days in Inventories                 97.5          98.4          64.3          49.5         59.0
  - Days in Accounts Payable            53.2          31.5          45.6          34.0         29.5
                                       -----         -----          ----          ----         ----
    Net Trade Cycle                    114.2         127.4          76.3          76.7         72.6
LEVERAGE AND COVERAGE
  Liabilities / Equity                   4.7           1.5           1.3           1.3          0.7
  Debt / (Debt + Equity)                57.6%         33.2%         37.9%         44.5%        20.5%
  Assets / Equity                        5.7           2.5           2.3           2.3          1.7
  EBIT / Interest Expense               11.0          15.9           3.6           6.3          n/a
  Total Debt / EBITDA                    1.6           1.1           3.1           2.5          2.4
  Debt / TOV                            19.8%         10.7%         26.9%         27.2%        26.0%
OTHER
  Depreciation / Sales                   3.1%          3.3%          0.7%          2.0%         1.7%
  Net Cap. Ex. / Sales                   2.4%          3.4%          0.5%          2.8%         8.2%

                                                                                     Waxman
                                                 The Stanley       Water Pik       Industries
                                  QEP Co. Inc.      Works      Technologies Inc.       Inc.
                                  ------------   -----------   -----------------   ----------
ACTIVITY
  Inventory Turnover                       3.7           4.4                 4.5          4.4
  Asset Turnover                           1.9           1.1                 1.6          1.7
LIQUIDITY AND WORKING CAPITAL
  Current Ratio                            1.4           1.6                 2.2          1.5
  Net Working Capital / Sales             23.7%         18.7%               19.5%        20.9%
  Days in Accounts Receivable             57.5          73.4                59.1         65.9
  + Days in Inventories                   98.6          83.9                81.8         82.6
  - Days in Accounts Payable              43.3          50.8                39.3         48.2
                                         -----         -----               -----        -----
    Net Trade Cycle                      112.9         106.6               101.6        100.4
LEVERAGE AND COVERAGE
  Liabilities / Equity                     1.6           2.1                 0.8          0.8
  Debt / (Debt + Equity)                  49.5%         50.6%               22.6%        27.4%
  Assets / Equity                          2.6           3.1                 1.8          1.8
  EBIT / Interest Expense                  4.2           10.4                7.4          0.9
  Total Debt / EBITDA                      2.5           2.1                 1.2          4.2
  Debt / TOV                              38.9%         22.1%               17.1%         n/a
OTHER
  Depreciation / Sales                     2.0%          3.2%                3.3%         2.3%
  Net Cap. Ex. / Sales                     1.2%          0.8%                2.6%         1.6%

(1) All ratios are based on each company's latest financial information available. All of Waxman's figures reflect the Company's adjusted financial statements.

Source: Capital IQ

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

Financial Risk Rankings

                     SIZE
       (LTM NET SALES - $ IN MILLIONS)
----------------------------------------------
Masco Corp.                        $  10,895.1
Fortune Brands Inc.                    5,683.3
The Black & Decker Corp.               4,463.5
Hughes Supply Inc.                     3,155.0
The Stanley Works                      2,743.3
Noland Co.                               474.0
Water Pik Technologies Inc.              292.6
QEP Co. Inc.                             133.9
WAXMAN INDUSTRIES INC.                    66.5

GUIDELINE COMPANY MEDIAN           $   2,949.2

                     SIZE
        ( LTM EBITDA - $ IN MILLIONS)
----------------------------------------------
Masco Corp.                        $   1,707.9
Fortune Brands Inc.                    1,113.4
The Black & Decker Corp.                 582.4
The Stanley Works                        394.0
Hughes Supply Inc.                       133.8
Water Pik Technologies Inc.               25.4
Noland Co.                                17.0
QEP Co. Inc.                              10.7
WAXMAN INDUSTRIES INC.                     2.0

GUIDELINE COMPANY MEDIAN           $     263.9

                    GROWTH
              (1-YEAR NET SALES)
----------------------------------------------
QEP Co. Inc.                              17.9%
Masco Corp.                               13.7%
The Black & Decker Corp.                   3.5%
Fortune Brands Inc.                        3.2%
Noland Co.                                 2.3%
Hughes Supply Inc.                         0.9%
Water Pik Technologies Inc.                0.0%
The Stanley Works                         -0.5%
WAXMAN INDUSTRIES INC.                    -4.7%

GUIDELINE COMPANY MEDIAN                   2.8%

                    GROWTH
               (1-YEAR EBITDA)
----------------------------------------------
Masco Corp.                               28.5%
QEP Co. Inc.                              21.8%
Noland Co.                                13.3%
Fortune Brands Inc.                       13.3%
The Black & Decker Corp.                   8.2%
Hughes Supply Inc.                         5.8%
The Stanley Works                        -11.5%
Water Pik Technologies Inc.              -13.2%
WAXMAN INDUSTRIES INC.                   -29.6%

GUIDELINE COMPANY MEDIAN                  10.7%

                PROFITABILITY
          (LTM GROSS PROFIT MARGIN)
----------------------------------------------
Fortune Brands Inc.                       43.3%
The Black & Decker Corp.                  35.8%
QEP Co. Inc.                              34.6%
WAXMAN INDUSTRIES INC.                    34.3%
The Stanley Works                         32.2%
Masco Corp.                               30.5%
Water Pik Technologies Inc.               30.1%
Hughes Supply Inc.                        22.6%
Noland Co.                                21.9%

GUIDELINE COMPANY MEDIAN                  33.3%

                PROFITABILITY
             (LTM EBITDA MARGIN)
----------------------------------------------
Fortune Brands Inc.                       19.6%
Masco Corp.                               15.7%
The Stanley Works                         14.4%
The Black & Decker Corp.                  13.0%
Water Pik Technologies Inc.                8.7%
QEP Co. Inc.                               8.0%
Hughes Supply Inc.                         4.2%
Noland Co.                                 3.6%
WAXMAN INDUSTRIES INC.                     3.1%

GUIDELINE COMPANY MEDIAN                  10.9%

Source: Capital IQ

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

D. GUIDELINE COMPANY MARKET MULTIPLES (1)
   ($s in Thousands)

                                               TOV / EBITDA            TOV / EBIT              TOV / SALES
                                           --------------------   ---------------------   ---------------------
                                  TOV       LFY     LTM    NFY    LFY      LTM    NFY      LFY    LTM     NFY
                              ----------   -----   -----   ----   -----   -----   -----   -----   -----   -----
The Black & Decker Corp.      $  4,717.0    8.6x    8.1x   7.4x   11.2x   10.6x   10.1x   1.07x   1.06x   1.00x
Fortune Brands Inc.             11,632.4   11.4x   10.4x   9.2x   13.8x   12.6x   10.8x   2.17x   2.05x   1.75x
Hughes Supply Inc.               1,548.6   11.1x   11.6x   9.8x   13.0x   13.7x   13.1x   0.51x   0.49x   0.47x
Masco Corp.                     15,923.7    9.5x    9.3x   8.2x   10.9x   10.7x   10.1x   1.69x   1.46x   1.38x
Noland Co.                         153.6    9.0x    9.0x    n/a   17.1x   17.1x     n/a   0.31x   0.32x     n/a
QEP Co. Inc.                        67.6    7.1x    6.3x    n/a    8.8x    8.4x     n/a   0.52x   0.50x     n/a
The Stanley Works                3,746.7   10.0x    9.5x   8.6x   12.3x   12.3x   11.8x   1.44x   1.37x   1.31x
Water Pik Technologies Inc.        177.7    6.3x    7.0x   6.5x    9.6x   11.4x   10.5x   0.63x   0.61x   0.56x

Low                                 67.6    6.3x    6.3x   6.5x    8.8x    8.4x   10.1x   0.31x   0.32x   0.47x
Lower Quartile                     171.6    8.2x    7.8x   7.6x   10.6x   10.7x   10.2x   0.52x   0.50x   0.67x
Median                           2,647.6    9.3x    9.2x   8.4x   11.8x   11.9x   10.7x   0.85x   0.83x   1.16x
Mean                             4,745.9    9.1x    8.9x   8.3x   12.1x   12.1x   11.1x   1.04x   0.98x   1.08x
Upper Quartile                   6,445.9   10.3x    9.7x   9.1x   13.2x   12.9x   11.6x   1.50x   1.39x   1.36x
High                            15,923.7   11.4x   11.6x   9.8x   17.1x   17.1x   13.1x   2.17x   2.05x   1.75x

SELECTED MULTIPLES (LOW)                    6.0x    6.0x   5.0x    8.0x    8.0x    7.0x   0.20x   0.20x   0.20x
SELECTED MULTIPLES (HIGH)                   7.0x    7.0x   6.0x    9.0x    9.0x    8.0x   0.30x   0.30x   0.30x

(1) Next Fiscal Year multiples are based on projected financial figures provided by Capital IQ, supplemented by Stout Risius Ross, Inc. estimates. No projections were available for Noland Co. and QEP Co. Inc.

LFY = Latest Fiscal Year

LTM = Latest Twelve Months

NFY = Next Fiscal Year

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

E. CONCLUSION OF TOV
   ($s in Thousands)

                                      SELECTED MULTIPLE       INDICATED TOV
                                      -----------------    -------------------
                         WAXMAN'S
                         RESULTS       LOW        HIGH        LOW        HIGH
                         --------     -----       -----     -------     -------
Latest Fiscal Year
  TOV / EBITDA           $ 2,034       6.0x        7.0x     $12,204     $14,238
  TOV / EBIT                 495       8.0x        9.0x       3,960       4,455
  TOV / Sales             67,142      0.20x       0.30x      13,428      20,143

Latest Twelve-Months
  TOV / EBITDA           $ 2,046       6.0x        7.0x     $12,276     $14,322
  TOV / EBIT                 497       8.0x        9.0x       3,976       4,473
  TOV / Sales             66,460      0.20x       0.30x      13,292      19,938

Next Fiscal Year
  TOV / EBITDA           $ 2,926       5.0x        6.0x     $14,630     $17,556
  TOV / EBIT               1,473       7.0x        8.0x      10,311      11,784
  TOV / Sales             69,195      0.20x       0.30x      13,839      20,759

CONCLUDED TOV RANGE                                         $12,500     $16,500
                                                            =======     =======

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

                                   SECTION VI

                               TRANSACTION METHOD

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

VI.       TRANSACTION METHOD

A. GENERAL CONSIDERATIONS

     - Stout Risius Ross undertook an extensive review of publicly available information in order to identify merger and acquisition transactions involving target companies similar to Waxman. Specifically, we searched the Mergerstat transaction database provided by Capital IQ for transactions involving companies in the building supply and industrial supply industries. Based on this search, we found more than 200 transactions that met our initial criteria. Eliminating transactions with insufficient financial disclosure and those involving companies, which, in our opinion, were not sufficiently comparable to Waxman to warrant inclusion, we selected a group of 20 transactions involving target companies in the home improvement and plumbing and hardware supply industries.

     - The selected transactions include target companies ranging in size from $25 million to $1.3 billion in sales with enterprise values ranging from approximately $7 to $360 million.

     - With approximately $66 million of sales, Waxman falls between the median and the lower quartile of the target companies in terms of size. The Company's LTM EBITDA margin of 3.1% falls between the lower quartile and the low EBITDA margin exhibited by the target companies.

     - The following page presents a summary of each transaction, including the target company, acquiring company, enterprise value (deal price), LTM sales and EBITDA, and the indicated sales and EBITDA valuation multiples. Exhibit C presents additional information on each transaction, including the target company's business description, the type of consideration (cash versus stock), and the percentage of the target company purchased.

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

B. SUMMARY OF TRANSACTIONS
   ($s in Thousands)

                                                                              ENTERPRISE      LTM       LTM    EBITDA  EV /    EV /
 DATE                TARGET COMPANY                   ACQUIRING COMPANY      VALUE ("EV")    SALES     EBITDA  MARGIN  SALES  EBITDA
--------  -------------------------------------  --------------------------  ------------  ----------  ------  ------  -----  ------
11/26/03  Century Maintenance Supply, Inc.       Hughes Supply Inc.            $360,000    $  311,000     n/a   n/a    1.16x     n/a
11/18/03  Berger Holdings Ltd.                   Euramax International Inc.      34,070        44,090   4,040   9.2%   0.77x   8.43x
9/30/03   Baldwin Hardware & Weiser Lock         Black & Decker Corp.           275,000       250,000     n/a   n/a    1.10x     n/a
          divisions of Masco Corp.
4/8/03    Emco Limited                           Blackfriars Corp.              338,930     1,314,400  86,540   6.6%   0.26x   3.92x
11/25/02  Best Access Systems                    The Stanley Works              310,000       250,000     n/a   n/a    1.24x     n/a
7/10/02   Chicago Faucet Company                 Geberit AG                      33,300        70,000     n/a   n/a    0.48x     n/a
2/13/02   NCH Corporation                        Private group                  256,010       668,010  61,100   9.1%   0.38x   4.19x
9/27/01   The Hillman Companies, Inc.            Allied Capital Corp.           184,740       450,140   5,020   1.1%   0.41x  36.80x
5/8/01    Industrial Holdings Inc.               T-3 Energy Services Inc.        15,000        37,000     n/a   n/a    0.41x     n/a
10/2/00   Barnett Inc.                           Interline Brands Inc.          241,490       278,800  34,290  12.3%   0.87x   7.04x
6/12/00   Camron Ashley Building Products, Inc.  Guardian Industries Corp.      335,230     1,093,810  49,710   4.5%   0.31x   6.74x
5/16/00   Wilmar Industries, Inc.                Private group                  265,850       209,690  23,750  11.3%   1.27x  11.19x
3/8/00    JADO Design Armatur und Beshlag AG     American Standard               81,010        81,610   2,280   2.8%   0.99x  35.53x
                                                 Companies, Inc.
12/7/99   Sexauer Inc.                           Interline Brands Inc.           90,820        77,440   9,190  11.9%   1.17x   9.88x
4/30/99   Avocet Hardware                        Masco Corporation              160,094        96,420     n/a   n/a    1.66x     n/a
3/29/99   A&J Gummers                            Masco Corporation               43,480           n/a   3,280   n/a      n/a  13.26x
12/4/98   Heritage Bathrooms PLC                 Masco Corporation               70,820        36,540   8,890  24.3%   1.94x   7.97x
10/20/98  Porcher Distribution division of       Wolseley PLC                    26,490       106,150     n/a   n/a    0.25x     n/a
          American Standard Companies

8/5/98   ZAG Industries Ltd.                     The Stanley Works              108,690        50,490     n/a   n/a    2.15x     n/a
6/1/98   Forward Enterprises Inc.                Wolseley PLC                     6,500        25,000     n/a   n/a    0.26x     n/a

Source: Mergerstat and Capital IQ                                   Maximum     360,000     1,314,400  86,540  24.3%   2.15x  36.80x
                                                             Upper Quartile     268,138       294,900  42,000  11.7%   1.21x  12.22x
                                                                       Mean     161,876       286,873  26,190   9.3%   0.90x  13.18x
                                                                     Median     134,392       106,150   9,190   9.2%   0.87x   8.43x
                                                             Lower Quartile      41,128        60,245   4,530   5.1%   0.39x   6.89x
                                                                    Minimum       6,500        25,000   2,280   1.1%   0.25x   3.92x

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

C. CONCLUSION OF TOV
   ($s in Thousands)

                                                          SELECTED MULTIPLE          INDICATED TOV
                                                          -----------------    -----------------------
                                              WAXMAN'S
                                             LTM RESULTS   LOW       HIGH         LOW          HIGH
                                             -----------  -----      -----     ---------     ---------
Net sales                                      66,460     0.25x      0.35x     $  16,615     $  23,261
  Less: 25% Adjustment for Lack of Synergies                                      (4,154)       (5,815)
                                                                               ---------     ---------
  Indicated TOV                                                                   12,461        17,446

EBITDA                                          2,046      7.0x       8.0x        14,322        16,368
  Less: 25% Adjustment for Lack of Synergies                                      (3,581)       (4,092)
                                                                               ---------     ---------
  Indicated TOV                                                                   10,742        12,276

CONCLUDED TOV RANGE                                                            $  11,500     $  15,000
                                                                               =========     =========

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

                                   SECTION VII

                     RECONCILIATION AND CONCLUSION OF VALUE

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

VII.     RECONCILIATION AND CONCLUSION OF VALUE

A. CONCLUSION OF VALUE
   ($s in Thousands)

                                                                        Valuation Conclusions
                                                                     ----------------------------
                                                                         Low              High
                                                                     ----------       -----------
Valuation Method
  Discounted Cash Flow                                               $   11,500       $    14,200
  Guideline Company                                                      12,500            16,500
  Transaction                                                            11,500            15,000

CONCLUDED TOTAL OPERATING VALUE RANGE                                $   12,000       $    15,000

  Less: Value of Future Rent Payments on Taiwan Facility (1)               (800)             (800)
  Plus: Cash and Nonoperating Assets                                      5,099             5,099
                                                                     ----------       -----------
Business Enterprise Value                                                16,299            19,299
  Less: Interest-Bearing Debt                                            (8,156)           (8,156)
                                                                     ----------       -----------
Value of Equity                                                           8,143            11,143
  Plus: Proceeds from "In-the-Money" Options Outstanding (2)              1,041             1,041
                                                                     ----------       -----------
Adjusted Value of Equity                                             $    9,184       $    12,184
Basic Shares Outstanding (Including Common and Class B Common)        1,218.179         1,218.179
  Plus: "In-the-Money" Options Outstanding (2)                          176.155           176.155
                                                                     ----------       -----------
Fully Diluted Shares Outstanding                                      1,394.334         1,394.334
                                                                     ----------       -----------
Indicated Equity Value Per Share                                           6.59              8.74

CONCLUDED EQUITY VALUE PER SHARE                                     $     6.50       $      8.75
                                                                     ==========       ===========

Footnotes

------------
(1) Represents an adjustment to TOV to reflect Waxman's future lease payments (which are not included in management's projections) resulting from the sale and lease-back of its Taiwan manufacturing facility.

(2) Represents 176,155 options outstanding with an exercise price of $5.91 per share.

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

B. SCHEDULE OF NONOPERATING ASSETS
   ($s in Thousands)

                                                                                  AS OF
                              ASSET                                             9/30/2003
-------------------------------------------------------------------------       ---------
Cash and cash equivalents (1)                                                   $   3,217
Notes Receivable from Related Parties (1)                                             459
Joint Venture Investments (1)                                                         553
Receivable from Sale of Taiwan Building (2)                                           200
                                                                                ---------
Subtotal Nonoperating Assets                                                        4,429

Plus: Fair Value of Receivable from Officers' Life Insurance Policies (3)           1,088
Plus: Cash Surrender Value of Director's Life Insurance Policy (4)                    148
                                                                                ---------
Total Nonoperating Assets                                                           5,666
Less: Adjustment for Lack of Control                                        10%      (567)
                                                                                ---------

FAIR VALUE OF NONOPERATING ASSETS                                               $   5,099
                                                                                =========

Footnotes

---------
(1) The fair value of this nonoperating asset is estimated to be equivalent to the asset's reported book value as of September 30, 2003.

(2) Equals the sale price of the building of $2.0 million less the deposit of $1.8 million, as described in Waxman's September 30, 2003 Form 10-Q (Note 9
     - Subsequent Event).

(3) Reflects the estimated present value of the receivable from premiums paid on officers' life insurance policies, based on estimates of the remaining life expectancy of the three insured individuals (Melvin, Armond, and Laurence Waxman) and an assumed discount rate of 7%.

(4) Reflects the cash surrender value of the insurance policy on John Peters, which according to management was canceled in December 2003.

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

C. IMPLIED VALUATION MULTIPLES
   ($s in Thousands)

                               WAXMAN'S
             WAXMAN'S     IMPLIED MULTIPLES
  FACTOR     RESULTS       LOW       HIGH
----------   --------     -----      -----
LFY EBITDA   $  2,034      5.9x       7.4x
LTM EBITDA      2,046      5.9x       7.3x
NFY EBITDA      2,926      4.1x       5.1x

LFY EBIT          495     24.2x      30.3x
LTM EBIT          497     24.1x      30.2x
NFY EBIT        1,473      8.1x      10.2x

LFY Sales      67,142     0.18x      0.22x
LTM Sales      66,460     0.18x      0.23x
NFY Sales      69,195     0.17x      0.22x

LFY = Latest Fiscal Year

LTM = Latest Twelve Months

NFY = Next Fiscal Year

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

D. IMPLIED PREMIUMS

                                     LOW               HIGH
                              -----------------   ---------------
                               WAXM        %      WAXM       %
                               Price    Premium   Price   Premium
                              -------   -------   -----   -------
CONCLUDED VALUATION RANGE:    $  6.50             $8.75

PREMIUM TO CLOSING PRICE:
  1-Day (1/6/04)                 5.70     14.0%    5.70    53.5%
  5-Day                          5.70     14.0%    5.70    53.5%
  30-Day                         5.30     22.6%    5.30    65.1%
  1-Year Average                 4.47     45.4%    4.47    95.7%
  1-Year Median                  4.11     58.2%    4.11   112.9%
  1-Year High                    7.25    -10.3%    7.25    20.7%
  1-Year Low                     3.00    116.7%    3.00   191.7%

  Volume Weighted Price
    1-Year                       4.14     56.9%    4.14   111.2%
    3-Year                       3.63     78.9%    3.63   140.8%

  Intra-Day Trades
    3-Year High (10/30/03)       7.50    -13.3%    7.50    16.7%

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

                                    EXHIBIT A

                  HISTORICAL AND ADJUSTED FINANCIAL STATEMENTS

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

HISTORICAL BALANCE SHEETS
($s in Thousands)

                                                                                         AS OF
                                                          -------------------------------------------------------------------
                                                          6/30/1999  6/30/2000  6/30/2001   6/30/2002   6/30/2003   9/30/2003
                                                          ---------  ---------  ---------   ---------   ---------   ---------
CURRENT ASSETS:
  Cash and cash equivalents                               $   1,322  $     811  $     740   $   1,420   $   1,507   $   3,217
  Trade receivables, net                                     10,686     13,140     12,592      11,529      12,129      11,401
  Other receivables                                           4,350      2,127      1,400       1,979       1,236       1,201
  Inventories                                                19,052     15,184     11,895      10,497      10,119       9,729
  Prepaid expenses                                            2,333      1,506      1,850       1,902       1,299       1,321
  Net assets held for sale                                        -          -          -           -           -         996
                                                          ---------  ---------  ---------   ---------   ---------   ---------
  Total current assets                                       37,743     32,768     28,477      27,327      26,290      27,865
INVESTMENT IN BARNETT                                        36,385     42,896          -           -           -           -

PROPERTY AND EQUIPMENT:
  Land                                                          575        585        551         554         542         299
  Buildings                                                   4,462      4,545      4,318       4,662       4,645       3,665
  Equipment                                                  13,369     11,061     10,415      11,427      12,043      12,133
                                                          ---------  ---------  ---------   ---------   ---------   ---------
      Gross property and equipment                           18,406     16,191     15,284      16,643      17,230      16,097
      Less accumulated depreciation and amortization         (7,238)    (7,137)    (6,996)     (8,302)     (9,080)     (9,123)
                                                          ---------  ---------  ---------   ---------   ---------   ---------
            Property and equipment, net                      11,168      9,054      8,288       8,341       8,150       6,974
COST OF BUSINESS IN EXCESS OF NET ASSETS ACQUIRED, NET        7,920          -          -           -           -           -
RECEIVABLE FROM OFFICERS' LIFE INSURANCE POLICIES                 -      2,725      2,934       3,265       3,405       3,405
UNAMORTIZED DEBT ISSUANCE COSTS, NET                          3,052      2,444        142         315         209         176
NOTES RECEIVABLE FROM RELATED PARTIES                             -          -        452         574         476         459
DEFERRED TAX ASSET                                              540        367          -           -           -           -
OTHER ASSETS                                                  3,402      3,964        539         474         639         672
                                                          ---------  ---------  ---------   ---------   ---------   ---------
TOTAL ASSETS                                              $ 100,210  $  94,218  $  40,832   $  40,296   $  39,169   $  39,551
                                                          =========  =========  =========   =========   =========   =========

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

HISTORICAL BALANCE SHEETS
($s in Thousands)

                                                                                     AS OF
                                                  --------------------------------------------------------------------------
                                                  6/30/1999    6/30/2000    6/30/2001    6/30/2002    6/30/2003    9/30/2003
                                                  ---------    ---------    ---------    ---------    ---------    ---------
CURRENT LIABILITIES:
  Short-term borrowings                           $     937    $  20,366    $   9,870    $   7,596    $   7,529    $   7,114
  Current portion of long-term debt                       -            -          175          235          195          195
  Accounts payable                                    7,308        6,484        6,932        6,754        5,904        5,270
  Accrued liabilities                                 3,923        3,018        4,291        3,975        3,605        4,568
  Accrued income tax payable                          1,314          394            -            -            -            -
  Accrued interest                                    2,316        8,231            -            -            -            -
                                                  ---------    ---------    ---------    ---------    ---------    ---------
  Total current liabilities                          15,798       38,493       21,268       18,560       17,233       17,147

TERM DEBT - LONG-TERM PORTION                             -            -            -          935          770          729
OTHER LONG-TERM DEBT, NET OF CURRENT PORTION          1,057          780          532           15          126          118
SENIOR SECURED DEFERRED COUPON NOTES, NET            91,568       91,818            -            -            -            -
DEFERRED GAIN ON SALE OF U.S. LOCK                   35,855       35,855            -            -            -            -
COMMITMENTS AND CONTINGENCIES                         8,018        7,815            -            -            -            -

STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value per share:              -            -            -            -            -            -
  Common Stock, $.01 par value per share:                98           99           99           99           99           99
  Class B common stock, $.01 par value per share:        21           21           21           21           21           21
  Paid-in capital                                    21,732       21,752       21,752       21,760       21,760       21,760
  Retained earnings                                 (72,908)    (101,756)      (1,708)        (123)         298          685
  Accumulated other comprehensive income             (1,029)        (659)      (1,132)        (971)      (1,138)      (1,008)
                                                  ---------    ---------    ---------    ---------    ---------    ---------
  Total stockholders' equity                        (52,086)     (80,543)      19,032       20,786       21,040       21,557
                                                  ---------    ---------    ---------    ---------    ---------    ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY:       $ 100,210    $  94,218    $  40,832    $  40,296    $  39,169    $  39,551
                                                  =========    =========    =========    =========    =========    =========

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

HISTORICAL INCOME STATEMENTS
($s in Thousands)

                                                                     FOR THE FISCAL YEAR ENDED
                                                     --------------------------------------------------------
                                                                                                                  LTM
                                                     6/30/1999   6/30/2000   6/30/2001   6/30/2002  6/30/2003  9/30/2003
                                                     ---------   ---------   ---------   ---------  ---------  ---------
Net sales                                            $ 96,616    $ 80,710    $ 71,370    $ 70,425   $ 67,142   $ 66,460
Cost of sales                                          69,264      59,259      49,890      47,253     44,689     43,641
                                                     --------    --------    --------    --------   --------   --------
Gross profit                                           27,352      21,451      21,480      23,172     22,453     22,819

Selling, general and administrative expenses           31,676      27,101      21,877      21,629     21,958     22,322
Restructuring and impairment charges                    2,015       9,720         350           -          -          -
                                                     --------    --------    --------    --------   --------   --------
Operating income (loss)                                (6,339)    (15,370)       (747)      1,543        495        497

Gain on sale of Barnett, net                                -           -      47,473           -          -          -
Loss on sale of Medal, net                                  -           -      (1,105)          -          -          -
Gain on sale of U.S. Lock, net                         10,298           -           -           -          -          -
Loss on sale of WAMI, net                                   -      (2,024)          -           -          -          -
Equity earnings of Barnett                              6,744       6,511       1,370           -          -          -
Amortization of deferred U.S. Lock gain                     -         202       7,815           -          -          -
Other income                                               41           7         114          94        210        213
Interest expense                                       17,192      18,201       5,414         723        531        546
                                                     --------    --------    --------    --------   --------   --------
Income before extraordinary items and income taxes   $ (6,448)   $(28,875)   $ 49,506    $    914   $    174   $    164
                                                     ========    ========    ========    ========   ========   ========

Capital expenditures, net                            $  2,741    $  1,794    $  1,229    $  1,399   $  1,533   $  1,055
Depreciation and amortization                           2,555       2,767       2,314       1,346      1,539      1,549

EBIT                                                   10,744     (10,674)     54,920       1,637        705        710
EBITDA                                                 13,299      (7,907)     57,234       2,983      2,244      2,259

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

COMMON SIZE INCOME STATEMENTS
(As a % of Net Sales)

                                                                   FOR THE FISCAL YEAR ENDED
                                                     -----------------------------------------------------
                                                                                                              LTM
                                                     6/30/1999  6/30/2000  6/30/2001  6/30/2002  6/30/2003  9/30/2003
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Net sales                                              100.0%     100.0%     100.0%     100.0%     100.0%    100.0%
Cost of sales                                           71.7%      73.4%      69.9%      67.1%      66.6%     65.7%
                                                     -------     ------      -----      -----      -----     -----
Gross profit                                            28.3%      26.6%      30.1%      32.9%      33.4%     34.3%

Selling, general and administrative expenses            32.8%      33.6%      30.7%      30.7%      32.7%     33.6%
Restructuring and impairment charges                     2.1%      12.0%       0.5%       0.0%       0.0%      0.0%
                                                     -------     ------      -----      -----      -----     -----
Operating income (loss)                                 -6.6%     -19.0%      -1.0%       2.2%       0.7%      0.7%

Gain on sale of Barnett, net                             0.0%       0.0%      66.5%       0.0%       0.0%      0.0%
Loss on sale of Medal, net                               0.0%       0.0%      -1.5%       0.0%       0.0%      0.0%
Gain on sale of U.S. Lock, net                          10.7%       0.0%       0.0%       0.0%       0.0%      0.0%
Loss on sale of WAMI, net                                0.0%      -2.5%       0.0%       0.0%       0.0%      0.0%
Equity earnings of Barnett                               7.0%       8.1%       1.9%       0.0%       0.0%      0.0%
Amortization of deferred U.S. Lock gain                  0.0%       0.3%      10.9%       0.0%       0.0%      0.0%
Other income                                             0.0%       0.0%       0.2%       0.1%       0.3%      0.3%
Interest expense                                        17.8%      22.6%       7.6%       1.0%       0.8%      0.8%
                                                     -------     ------      -----      -----      -----     -----
Income before extraordinary items and income taxes      -6.7%     -35.8%      69.4%       1.3%       0.3%      0.2%
                                                     =======     ======      =====      =====      =====     =====

Capital expenditures, net                                2.8%       2.2%       1.7%       2.0%       2.3%      1.6%
Depreciation and amortization                            2.6%       3.4%       3.2%       1.9%       2.3%      2.3%

EBIT                                                    11.1%     -13.2%      77.0%       2.3%       1.1%      1.1%
EBITDA                                                  13.8%      -9.8%      80.2%       4.2%       3.3%      3.4%

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

ADJUSTMENTS TO INCOME STATEMENTS
($s in Thousands)

                                                                           FOR THE FISCAL YEAR ENDED
                                                           ---------------------------------------------------------
                                                                                                                          LTM
                                                           6/30/1999   6/30/2000   6/30/2001   6/30/2002   6/30/2003   9/30/2003
                                                           ---------   ---------   ---------   ---------   ---------   ---------
Net sales                                                  $       -   $       -   $       -   $       -   $       -   $       -
Cost of sales                                                      -           -           -           -           -           -
                                                           ---------   ---------   ---------   ---------   ---------   ---------
Gross profit                                                       -           -           -           -           -           -

Selling, general and administrative expenses                       -           -           -           -           -           -
Restructuring and impairment charges               (1)        (2,015)     (9,720)       (350)          -           -           -
                                                           ---------   ---------   ---------   ---------   ---------   ---------
Operating income (loss)                                        2,015       9,720         350           -           -           -

Gain on sale of Barnett, net                       (2)             -           -     (47,473)          -           -           -
Loss on sale of Medal, net                         (3)             -           -       1,105           -           -           -
Gain on sale of U.S. Lock, net                     (3)       (10,298)          -           -           -           -           -
Loss on sale of WAMI, net                          (3)             -       2,024           -           -           -           -
Equity earnings of Barnett                         (2)        (6,744)     (6,511)     (1,370)          -           -           -
Amortization of deferred U.S. Lock gain            (3)             -        (202)     (7,815)          -           -           -
Other income                                       (4)           (41)         (7)       (114)        (94)       (210)       (213)
Interest expense                                                   -           -           -           -           -           -
                                                           ---------   ---------   ---------   ---------   ---------   ---------
Income before extraordinary items and income taxes         $ (15,068)  $   5,024   $ (55,317)  $     (94)  $    (210)  $    (213)
                                                           =========   =========   =========   =========   =========   =========

Capital expenditures, net                                  $       -   $       -   $       -   $       -   $       -   $       -
Depreciation and amortization                                      -           -           -           -           -           -

EBIT                                                         (15,068)      5,024     (55,317)        (94)       (210)       (213)
EBITDA                                                       (15,068)      5,024     (55,317)        (94)       (210)       (213)

Refer to the following page for a detailed explanation of each footnote.

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

ADJUSTMENTS TO INCOME STATEMENTS

FOOTNOTES

---------
(1) Nonrecurring restructuring and impairment charges are removed from historical earnings.

(2) The gain on the sale of the Company's equity investment in Barnett is removed from historical earnings, as are the associated earnings from this investment.

(3) Net gains and losses from the sale of certain business units are removed from historical earnings.

(4) Dividends from the Company's Asian joint ventures are removed from historical earnings. The value of these investments is considered separately.

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

ADJUSTED INCOME STATEMENTS
($s in Thousands)

                                                                         FOR THE FISCAL YEAR ENDED
                                                     ----------------------------------------------------------------        LTM
                                                     6/30/1999     6/30/2000     6/30/2001     6/30/2002    6/30/2003     9/30/2003
                                                     ---------     ---------     ---------     ---------    ---------     ---------
Net sales                                            $  96,616     $  80,710     $  71,370     $  70,425    $  67,142     $  66,460
Cost of sales                                           69,264        59,259        49,890        47,253       44,689        43,641
                                                     ---------     ---------     ---------     ---------    ---------     ---------
Gross profit                                            27,352        21,451        21,480        23,172       22,453        22,819

Selling, general and administrative expenses            31,676        27,101        21,877        21,629       21,958        22,322
Restructuring and impairment charges                         -             -             -             -            -             -
                                                     ---------     ---------     ---------     ---------    ---------     ---------
Operating income (loss)                                 (4,324)       (5,650)         (397)        1,543          495           497

Gain on sale of Barnett, net                                 -             -             -             -            -             -
Loss on sale of Medal, net                                   -             -             -             -            -             -
Gain on sale of U.S. Lock, net                               -             -             -             -            -             -
Loss on sale of WAMI, net                                    -             -             -             -            -             -
Equity earnings of Barnett                                   -             -             -             -            -             -
Amortization of deferred U.S. Lock gain                      -             -             -             -            -             -
Other income                                                 -             -             -             -            -             -
Interest expense                                        17,192        18,201         5,414           723          531           546
                                                     ---------     ---------     ---------     ---------    ---------     ---------
Income before extraordinary items and income taxes   $ (21,516)    $ (23,851)    $  (5,811)    $     820    $     (36)    $     (49)
                                                     =========     =========     =========     =========    =========     =========
Capital expenditures, net                            $   2,741     $   1,794     $   1,229     $   1,399    $   1,533     $   1,055
Depreciation and amortization                            2,555         2,767         2,314         1,346        1,539         1,549

EBIT                                                    (4,324)       (5,650)         (397)        1,543          495           497
EBITDA                                                  (1,769)       (2,883)        1,917         2,889        2,034         2,046

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

COMMON SIZE ADJUSTED INCOME STATEMENTS
(As a % of Net Sales)

                                                                        FOR THE FISCAL YEAR ENDED
                                                      ---------------------------------------------------------      LTM
                                                      6/30/1999   6/30/2000   6/30/2001   6/30/2002   6/30/2003   9/30/2003
                                                      ---------   ---------   ---------   ---------   ---------   ---------
Net sales                                               100.0%      100.0%      100.0%      100.0%      100.0%      100.0%
Cost of sales                                            71.7%       73.4%       69.9%       67.1%       66.6%       65.7%
                                                        -----       -----       -----       -----       -----       -----
Gross profit                                             28.3%       26.6%       30.1%       32.9%       33.4%       34.3%

Selling, general and administrative expenses             32.8%       33.6%       30.7%       30.7%       32.7%       33.6%
Restructuring and impairment charges                      0.0%        0.0%        0.0%        0.0%        0.0%        0.0%
                                                        -----       -----       -----       -----       -----       -----
Operating income (loss)                                  -4.5%       -7.0%       -0.6%        2.2%        0.7%        0.7%

Gain on sale of Barnett, net                              0.0%        0.0%        0.0%        0.0%        0.0%        0.0%
Loss on sale of Medal, net                                0.0%        0.0%        0.0%        0.0%        0.0%        0.0%
Gain on sale of U.S. Lock, net                            0.0%        0.0%        0.0%        0.0%        0.0%        0.0%
Loss on sale of WAMI, net                                 0.0%        0.0%        0.0%        0.0%        0.0%        0.0%
Equity earnings of Barnett                                0.0%        0.0%        0.0%        0.0%        0.0%        0.0%
Amortization of deferred U.S. Lock gain                   0.0%        0.0%        0.0%        0.0%        0.0%        0.0%
Other income                                              0.0%        0.0%        0.0%        0.0%        0.0%        0.0%
Interest expense                                         17.8%       22.6%        7.6%        1.0%        0.8%        0.8%
                                                        -----       -----       -----       -----       -----       -----
Income before extraordinary items and income taxes      -22.3%      -29.6%       -8.1%        1.2%       -0.1%       -0.1%
                                                        =====       =====       =====       =====       =====       =====
Capital expenditures, net                                 2.8%        2.2%        1.7%        2.0%        2.3%        1.6%
Depreciation and amortization                             2.6%        3.4%        3.2%        1.9%        2.3%        2.3%

EBIT                                                     -4.5%       -7.0%       -0.6%        2.2%        0.7%        0.7%
EBITDA                                                   -1.8%       -3.6%        2.7%        4.1%        3.0%        3.1%

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

                                    EXHIBIT B

                     DESCRIPTIONS OF THE GUIDELINE COMPANIES

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

[GRAPH OMITTED]

THE BLACK & DECKER CORPORATION provides power tools, power tool accessories, residential security hardware, and engineered fastening and assembly systems. The company operates in three segments: power tools and accessories, hardware and home improvement products, and technology-based fastening systems. Its power tools and accessories segment manufactures and sells consumer and professional corded and cordless electric power tools; lawn and garden tools; home products; accessories and attachments for power tools; and product service. In addition, this segment sells security hardware to customers in Mexico, Central America, the Caribbean, and South America; plumbing products to customers outside of the United States and Canada; and household products, principally in Europe and Brazil. The company's hardware and home improvement segment manufactures and sells security hardware products. This segment also manufactures and sells plumbing products to customers in the United States and Canada. Security hardware products consist of residential and commercial door locksets, electronic keyless entry systems, exit devices, and master keying systems. Plumbing products consist of various conventional and decorative lavatory, kitchen, and tub and shower faucets; bath and kitchen accessories; and replacement parts. Its fastening and assembly systems segment manufactures and sells metal and plastic fasteners; and engineered fastening systems for commercial applications, including blind riveting, stud welding, assembly systems, specialty screws, prevailing torque nuts and assemblies, insert systems, metal and plastic fasteners, and self-piercing riveting systems.

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

[GRAPH OMITTED]

FORTUNE BRANDS, INC., through its subsidiaries, engages in the manufacture, production, and sale of home products, spirits and wine, golf products, and office products. Home products include kitchen and bathroom faucets and accessories manufactured, marketed, or distributed by the company's Moen Incorporated subsidiary; Aristokraft, Schrock, and Omega kitchen and bath cabinets manufactured, marketed, and distributed by the MasterBrand Cabinets, Inc. subsidiary; locks manufactured, marketed, or distributed by the Master Lock Company subsidiary; and tool storage products manufactured and distributed by the Waterloo Industries, Inc. subsidiary. Moen manufactures and packages faucets, bath furnishings and accessories and parts in the U.S. and East Asia. Moen branded faucets are sold under a variety of trade names including Asceri, Villeta, extensa, Boutique, Traditional, Touch Control, One-Touch, Monticello, PureTouch, Concentrix, Chateau and Legend and other products are sold under the Moen and CSI Donner brand names. The Cleveland Faucet Group (CFG), a division of Moen, manufactures and packages faucets in the U.S. and East Asia, and sells under the trade name Cornerstone, Flagstone and Dimensions. Composite kitchen sinks are sold under the MoenStone brand name. Sales are made through Moen's own sales force and independent manufacturers' representatives primarily to wholesalers, mass merchandisers and home centers and also to industrial distributors, repackagers and original equipment manufacturers. CFG sales are made through CFG's and Moen's sales force primarily to the multi-family and manufactured housing markets. Some plumbing parts and repair products are purchased from other manufacturers and repackaged for resale. Products are sold principally in the U.S. and Canada and also in East Asia, Mexico and Latin America.

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

[GRAPH OMITTED]

HUGHES SUPPLY, INC. operates as a wholesale distributor of construction and industrial materials, equipment, and supplies. The company distributes approximately 300,000 products, representing three product groups, Electrical & Plumbing, Industrial, and Water & Sewer/Building Materials, through 451 wholesale branches located in 34 states and Mexico. The company's Electrical & Plumbing group includes electrical and electric utility products, and plumbing/heating ventilation and air conditioning products. This group operates throughout the midwestern, southeastern, and southwestern United States through 245 branches and six distribution centers located in 23 states. The Industrial group focuses on marketing and distributing industrial pipe, valves, and fitting products. It includes building materials products and maintenance supplies. This group primarily operates throughout the southeastern and southwestern United States through 35 branches located in 14 states. The Water & Sewer group includes water and sewer products, various building materials products, maintenance supplies, fire protection products, and concrete products. This group primarily operates throughout the midwestern, northeastern, southeastern, southwestern, and western United States through 171 branches located in 27 states. The company has central distribution centers in Arizona, Florida, Georgia, North Carolina, and Texas. Its principal customers include electrical, plumbing, and mechanical contractors; electric utility customers; property management companies; municipalities; and industrial companies, including petrochemical, food and beverage, pulp and paper, mining, pharmaceutical, and marine industries.

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

[GRAPH OMITTED]

MASCO CORPORATION engages in manufacturing, selling, and installing home improvement and building products. The company's operations consist of five segments: Cabinets and Related Products, Plumbing Products, Installation and Other Services, Decorative Architectural Products, and Other Specialty Products. The Cabinets and Related Products segment principally includes assembled and ready-to-assemble kitchen and bath cabinets, home office workstations, entertainment centers, storage products, bookcases, and kitchen utility products. The Plumbing Products segment comprises faucets, plumbing fittings and valves, bathtubs and shower enclosures, and spas. In North America, the Company manufactures and sells a variety of faucet and showering devices under several brand names, including DELTA(R) and PEERLESS(R). Showerheads, handheld showers, and valves are sold under ALSONS(R), DELTA(R), MIXET(R) and PLUMB SHOP(R) brand names. The Company manufactures faucets and various other plumbing products for the European markets under the brand names DAMIXA(R), GUMMERS(R), MARIANI(TM) and NEWTEAM(TM) and sells them through multiple distribution channels. Bath and shower enclosure units, shower trays and laundry tubs are manufactured and sold under the brand names AMERICAN SHOWER & BATH(TM), PLASKOLITE(TM), and TRAYCO(TM). The above products and services are sold and provided to the home improvement and home construction markets through mass merchandisers, hardware stores, home centers, distributors, and other outlets for consumers and contractors.

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

[GRAPH OMITTED]

NOLAND COMPANY operates as a wholesale distributor of mechanical equipment and supplies, which include plumbing, air conditioning, and electrical/industrial supplies. It handles the products of approximately 2,000 vendors and sells to customers in the commercial construction, residential construction, and industrial markets of the southeastern United States. The company also sells air conditioning equipment to customers in Panama and various South American countries. Noland's customers include plumbers, mechanical contractors, homebuilders, maintenance and repair organizations, well drillers, heating and air conditioning contractors, utilities, government agencies, plant maintenance departments, and homeowners. As of October 22, 2003, its main properties consisted of 98 facilities, including warehouses, offices, showrooms, paved outside storage areas, and covered pipe storage sheds. These were located in Alabama, Arkansas, Florida, Georgia, Kentucky, Maryland, Mississippi, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia, and West Virginia.

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

[GRAPH OMITTED]

Q.E.P. CO., INC., together with its subsidiaries, engages in manufacturing, marketing, and distributing a broad line of specialty tools and flooring related products for the home improvement market in the United States and 49 countries throughout the world. Under brand names, including Q.E.P.(TM), O'TOOL(TM), ROBERTS(TM), and QSet(TM), the company markets approximately 3,000 specialty tools and flooring related products used primarily for surface preparation and installation of ceramic tile, carpet, and wood flooring. Q.E.P.'s products include trowels, floats, tile cutters, wet saws, spacers, nippers, pliers, carpet trimmers and cutters, flooring adhesives, seaming tape, tack strip, knives, dryset powders, and grouts. These products are sold to home improvement retailers, including national and regional chains; specialty distributors to the hardware, construction, flooring and home improvement trades; and chain or independent hardware, tile, and carpet retailers for use by the do-it-yourself consumer, as well as the construction or remodeling professional.

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

[GRAPH OMITTED]

THE STANLEY WORKS produces tools and door products for professional, industrial, and consumer use. It operates in two segments: Tools and Doors. The Tools segment manufactures and markets carpenters, mechanics, pneumatic, and hydraulic tools, as well as tool sets. Its carpenters tools include hand tools, such as measuring instruments, planes, hammers, knives and blades, screwdrivers, saws, garden tools, chisels, boring tools, masonry, and tile and drywall tools, as well as electronic stud sensors, levels, alignment tools, and elevation measuring systems. Mechanics tools consist of consumer, industrial, and professional mechanics hand tools, including wrenches, sockets, electronic diagnostic tools, toolboxes, and industrial storage and retrieval systems. Pneumatic tools comprise fastening tools and fasteners, such as nails and staples used for construction, remodeling, furniture making, pallet manufacturing, and consumer use. Hydraulic tools include hand-held hydraulic tools used by contractors, utilities, railroads, and public works, as well as demolition hammers and compactors designed to work on skid steer loaders, mini-excavators, backhoes, and large excavators. The Doors segment manufactures and markets commercial and residential doors, as well as closet doors and systems, home decor, door locking systems, commercial and consumer hardware, security access control systems, and patient monitoring devices. Products in the doors segment include residential insulated steel, reinforced fiberglass and wood entrance door systems, vinyl patio doors, mirrored closet doors and closet organizing systems, and automatic doors, as well as related door hardware products, such as hinges, hasps, bolts, latches, shelf brackets, and lock sets. The company sells its products to home centers, mass merchants, retail lumberyards, and end users through direct sales force, retailers, and third party distributors.

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

[GRAPH OMITTID]

WATER PIK TECHNOLOGIES, INC. engages in the design, manufacture, and marketing of personal health care products, swimming pool products, and water-heating products. It conducts its operations in two segments: Personal Health Care, and Pool Products and Heating Systems. The Personal Health Care segment produces showerheads, oral health products, water filtration products, and personal stress relief products, which are sold primarily under the Water Pik(R) brand name. The Pool Products and Heating Systems segment manufactures pool and spa heaters; digital controls; automatic cleaners; water features; residential and commercial water-heating systems; fiber optic lighting; and a variety of related products, such as valves, actuators, pumps, and filters. It also offers a full line of accessories, including cleaning and maintenance supplies, white goods, floating lounges, ladders, and other products. The company's sales operations are conducted through sales representatives, manufacturers' representatives, and distributors in the United States, Canada, Japan, and Europe. Its products are sold to the home centers, mass-merchandisers, drug chains and specialty retailers, wholesalers, contractors, and end users. The company manufactures and distributes products principally through seven facilities located in the United States and Canada.

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

                                    EXHIBIT C

                    SUPPLEMENTAL M&A TRANSACTION INFORMATION

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

SUPPLEMENTAL M&A TRANSACTION INFORMATION


                                                                                                                 TYPE OF    PERCENT
  DATE             TARGET COMPANY                TARGET COMPANY DESCRIPTION             ACQUIRING COMPANY      TRANSACTION  SOUGHT
----------------------------------------------------------------------------------------------------------------------------------
11/26/03  Century Maintenance Supply, Inc.  Distributor of maintenance products    Hughes Supply Inc.             Cash       100%
                                            to property management companies.
                                            Its products include pool,
                                            electrical, appliances, light,
                                            heating, plumbing and hardware.
----------------------------------------------------------------------------------------------------------------------------------
11/18/03  Berger Holdings Ltd.              Manufactures and sells metal roof      Euramax International Inc.     Cash       100%
                                            drainage and ancillary products to
                                            wholesale distributors in the home
                                            improvement and repair market.
----------------------------------------------------------------------------------------------------------------------------------
9/30/03   Baldwin Hardware & Weiser Lock    Manufactures and markets               Black & Decker Corp.           Cash       100%
          divisions of Masco Corp.          architectural hardware and locksets.
----------------------------------------------------------------------------------------------------------------------------------
4/8/03    Emco Limited                      Manufacturer and distributor of        Blackfriars Corp.              Cash       100%
                                            building materials for the home
                                            improvement and building construction
                                            markets across Canada and northern
                                            United States.
----------------------------------------------------------------------------------------------------------------------------------
11/25/02  Best Access Systems               Manufactures, sources, and             The Stanley Works              Cash       100%
                                            distributes access control products,
                                            including locks, lock components,
                                            and adaptions.
----------------------------------------------------------------------------------------------------------------------------------
7/10/02   Chicago Faucet Company            Manufacturer of plumbing fixtures      Geberit AG                     Stock      100%
                                            for schools, laboratories, hospitals,
                                            office buildings, food services,
                                            airports, and sports facilities.
----------------------------------------------------------------------------------------------------------------------------------
2/13/02   NCH Corporation                   The plumbing products group markets    Private group                  Cash        43%
                                            products for plumbing repair and
                                            replacement parts, as well as for
                                            new building construction.
----------------------------------------------------------------------------------------------------------------------------------
9/27/01   The Hillman Companies, Inc.       Provides fasteners and related         Allied Capital Corp.           Cash       100%
                                            hardware items to hardware stores,
                                            home centers, mass merchants, and
                                            other retail outlets.
----------------------------------------------------------------------------------------------------------------------------------
5/8/01    Industrial Holdings Inc.          Manufacturer of pipes and tubing,      T-3 Energy Services Inc.       Cash       100%
                                            industrial supplies, valves, and
                                            fittings.
----------------------------------------------------------------------------------------------------------------------------------
10/2/00   Barnett Inc.                      Marketing and distribution of          Interline Brands Inc.          Cash       100%
                                            plumbing, electrical, hardware, and
                                            security hardware products via mail
                                            order and telesales outlets.
----------------------------------------------------------------------------------------------------------------------------------

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

                                                                                                                 TYPE OF    PERCENT
DATE          TARGET COMPANY                       TARGET COMPANY DESCRIPTION            ACQUIRING COMPANY     TRANSACTION  SOUGHT
----------------------------------------------------------------------------------------------------------------------------------
6/12/00   Camron Ashley Building          Distributor of a full line of roofing,         Guardian Industries      Cash       100%
          Products, Inc.                  millwork, pool and patio enclosure materials,  Corp.
                                          insulation, vinyl siding for the residential
                                          construction and home improvement markets.
----------------------------------------------------------------------------------------------------------------------------------
5/16/00   Wilmar Industries, Inc.         Marketing and distribution of standard and     Private group            Cash       100%
                                          specialty plumbing hardware, electrical,
                                          chemical, janitorial, paint, and related
                                          products to apartment complexes and other
                                          institutional customers.
----------------------------------------------------------------------------------------------------------------------------------
3/8/00    JADO Design Armatur und         Manufactures building hardware, furniture      American Standard        Cash        91%
          Beshlag AG                      fittings, and metal sanitary ware, including   Companies, Inc.
                                          faucets.
----------------------------------------------------------------------------------------------------------------------------------
12/7/99   Sexauer Inc.                    Supplier of plumbing fixtures, equipment, and  Interline Brands Inc.    Cash       100%
                                          supplies.
----------------------------------------------------------------------------------------------------------------------------------
4/30/99   Avocet Hardware                 Distribution of architectural hardware and     Masco Corporation        Cash       100%
                                          equipment, such as bolts, hinges, locks, and
                                          sealants.
----------------------------------------------------------------------------------------------------------------------------------
3/29/99   A&J Gummers                     Manufacturer of thermostatic mixing valves     Masco Corporation        Cash       100%
                                          and safe water controls for domestic and
                                          commercial markets. The company specialized
                                          in valves and fittings for showers.
----------------------------------------------------------------------------------------------------------------------------------
12/4/98   Heritage Bathrooms PLC          Manufacturer and distributor of residential    Masco Corporation        Cash       100%
                                          bathroom products.
----------------------------------------------------------------------------------------------------------------------------------
10/20/98  Porcher Distribution division   Manufacturer of air conditioning systems and   Wolseley PLC             Cash       100%
          of American Standard Companies  services, bathroom and kitchen fixtures and fittings, and vehicle control systems.
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8/5/98    ZAG Industries Ltd.             Produces and markets plastic products,         The Stanley Works        Cash        90%
                                          including toolboxes, workbenches, shelves,
                                          garden equipment, office storage, and
                                          computer stations, to Home Depot and Wal-Mart.
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6/1/98    Forward Enterprises Inc.        Distributor of stainless steel pipe and        Wolseley PLC             Cash       100%
                                          fittings.
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

[WAXMAN INDUSTRIES, INC. LOGO]                             Stout | Risius | Ross

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